ESCROW AGREEMENT

          THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of November 10, 2005, by and among SUNSET BRANDS, INC., a Nevada corporation (“Purchaser”), CONTINENTAL STOCK TRANSFER & TRUST COMPANY (the “Escrow Agent”), U.S. MILLS, INC., a Delaware corporation (the “Company”), and IBF Fund Liquidating LLC, a Delaware limited liability company (the “Shareholder Representative”), for itself and as representative of the shareholders of the Company entitled to receive Merger Consideration pursuant to the terms of the Merger Agreement (as defined below) (such shareholders being referred to herein as the “Selling Parties”).

RECITALS

          A. Purchaser, USM Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Merger Sub”), the Company and the Shareholder Representative have entered into an Amended and Restated Acquisition Agreement and Plan of Merger dated as of November 10, 2005 (the “Merger Agreement”), pursuant to which Purchaser is acquiring the Company by means of merger transaction pursuant to which Merger Sub is merging with and into the Company and certain holders of the Company’s capital stock are receiving the Merger Consideration (as defined in Section 1.6(b) of the Merger Agreement) from Purchaser.

          B. Purchaser, the Company, the Shareholder Representative and Continental Stock Transfer & Trust Company, as escrow agent (the “Deposit Escrow Agent”), have entered into an Escrow Agreement dated as of March 7, 2005 (as amended, the “Deposit Escrow Agreement”), pursuant to which Purchaser deposited the Deposit (as defined in Section 1.7 of the Merger Agreement) consisting of $1,000,000 in cash (the “Deposit Cash”), 500,000 shares of common stock of the Purchaser and a confession of judgment promissory note in the original principal amount of $1,500,000 (the “Escrow Note”), to be held and disbursed by the Deposit Escrow Agent in accordance with the terms of the Deposit Escrow Agreement.

          C. On May 19, 2005, the Deposit Escrow Agent released the Deposit Cash then in the escrow account established pursuant to the Deposit Escrow Agreement to the Company.

          D. Pursuant to the Merger Agreement, on the Closing Date, the Deposit Escrow Agent is required, upon receipt of notice of the execution and delivery of this Agreement, to (i) release the Deposit Shares and the Escrow Note to Purchaser for cancellation, (ii) deposit any portion of the Prepayment Amount (as defined in the Merger Agreement) that has not previously been released to the Company, if any, into the escrow account established pursuant to this Agreement (the “Holdback Escrow Account”).

          E. As of the date hereof, there is no Prepayment Amount in the escrow account established pursuant to the Deposit Escrow Agreement.

          F. The Merger Agreement contemplates the establishment of the escrow arrangement contemplated by this Agreement to (i) secure rights to indemnification,

compensation and reimbursement of the Purchaser and Merger Sub under Article VII of the Merger Agreement, and (ii) provide for payment of any Working Capital Adjustment (as defined in the Merger Agreement), to the extent set forth in Section 1.9 of the Merger Agreement.

          G. Pursuant to Section 1.17 of the Merger Agreement and Section 11.1 of this Agreement, the Shareholder Representative has been irrevocably appointed to serve as the Shareholder Representative for, among other things, administration of the provisions of Sections 1.9, 1.10 and Article VII of the Merger Agreement.

AGREEMENT

          The parties, intending to be legally bound, agree as follows:

1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Merger Agreement.

2. Account.

          2.1. Holdback Escrow Account. On the date hereof Purchaser is depositing with the Escrow Agent (A) three hundred thousand dollars ($300,000) in cash (the “Holdback Cash”), and (B) 214,286 shares of Series B Preferred Stock of Purchaser (the “Holdback Shares”) having an aggregate value of one million two hundred thousand dollars ($1,200,000). The number of Holdback Shares deposited in the Holdback Escrow Account at Closing may be adjusted upward or downward at Closing as a result of any Estimated Working Capital Adjustment; accordingly, the term “Holdback Shares” shall be deemed to refer to any such adjusted number of Holdback Shares deposited at Closing. Any Merger Shares deposited at Closing as the result of any Estimated Working Capital Adjustment shall be deemed “Additional Shares.” The Holdback Shares and any Additional Shares shall be issued in the names of the Selling Parties in accordance with the Distribution Percentages. The Escrow Agent agrees to accept delivery of the Holdback Cash, the Holdback Shares and any Additional Shares subject to the terms and conditions of this Agreement.

          2.2. Voting of the Holdback Shares. For so long as the Holdback Shares or any Additional Shares remain in the Holdback Escrow Account, the Holdback Shares and any Additional Shares shall be voted by the record holder thereof.

          2.3. Dividends, Etc; Stock Splits.

                    (a) Any shares of Series B Preferred or Sunset Common distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Holdback Shares or Additional Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving the Surviving Corporation) shall not be distributed or issued to the beneficial owners of such Holdback Shares or Additional Shares, but rather shall be distributed or issued to and held by the Escrow Agent in the Holdback Escrow Account. Any securities received by the Escrow Agent in respect of any Holdback Shares held in escrow as a result of any stock split or combination of Holdback Shares held in the Holdback Escrow Account, payment of a stock dividend or other stock distribution in or on Holdback Shares held in the Holdback Escrow Account or change of any Holdback Shares into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Purchaser or Surviving Corporation, or otherwise, shall be held by the Escrow Agent as, and shall be included within the definition of, Holdback Shares. Any cash dividends, dividends payable in securities of third parties or other distributions of any kind made in respect of the Holdback Shares (the “Income”) will be delivered (net of any withholding or other taxes required to be paid or withheld by Escrow Agent) and held by the Escrow Agent in the Holdback Escrow Account. The Holdback Shares and any Income thereon are referred to collectively herein as the “Holdback Collateral.”

                    (b) All numbers contained in, and all calculations required to be made pursuant to, this Agreement with respect to the Holdback Shares shall be adjusted as appropriate to equitably reflect the effect of any stock split, reverse stock split, stock dividend or similar transaction effected by Purchaser after the date hereof; provided, however, that the Escrow Agent shall have received notice of such stock split or other action and shall have received the appropriate number of additional shares of Series B Preferred, Sunset Common or other property, as applicable, pursuant to this Section 2.3(b); and provided, further, that all calculations required to be made pursuant to this Agreement will be made by Purchaser and/or the Shareholder Representative, as applicable. Unless and until the Escrow Agent receives the certificates representing additional shares of Series B Preferred, Sunset Common or other property, as applicable, pursuant to this Section 2.3(b), the Escrow Agent may assume without inquiry that no such stock or other property has been or is required to be issued with respect to Holdback Shares. Purchaser undertakes to provide the Escrow Agent prompt notice of any stock split or other event contemplated by this Section 2.3(b) and to take reasonable efforts to deliver to the Escrow Agent (whether by instruction to the transfer agent of Purchaser or otherwise) the certificates representing additional shares of Series B Preferred, Sunset Common or other property, as applicable, contemplated by this Section 2.3(b).

          2.4. Security Interest in Holdback Escrow Account. To the extent and so long as any Holdback Shares or Holdback Cash is held in the Holdback Escrow Account hereunder, Purchaser shall have, and the Selling Parties (through the Shareholder Representative) hereby grant, as of and from the date of this Agreement, a perfected, first-priority security interest in the Holdback Shares and Holdback Cash to secure payment of (a) amounts, if any, payable to Purchaser or Merger Sub in respect of Article VII of the Merger Agreement and (b) the Working Capital Adjustment pursuant to Section 1.9 of the Merger Agreement. In connection therewith, each of the Selling Parties (through the Shareholder Representative) expressly agrees (y) that the Escrow Agent is acting as Purchaser’s agent to the extent necessary to perfect Purchaser’s first-priority security interest in the Holdback Shares and Holdback Cash, and (z) to execute and deliver such instruments as Purchaser may from time to time reasonably request for the purpose of evidencing and perfecting such security interest.

          2.5. Transferability. The interests of the Selling Parties in the Holdback Cash and Holdback Shares shall not be assignable or transferable, other than by operation of law. No assignment or transfer of any of such interests by operation of law shall be recognized or given effect until Purchaser and the Escrow Agent shall have received written notice of such assignment or transfer.

          2.6. Escrow Fund. The Holdback Cash and Holdback Shares held in the Holdback Escrow Account shall be held as an escrow fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Selling Party, Purchaser or of any party hereto. The Escrow Agent shall hold and safeguard the Holdback Escrow Account until the Termination Date (as defined below) or until the Holdback Cash and the Holdback Shares are released in accordance with this Agreement, provided that if, prior to the Termination Date, the Escrow Agent has received from Purchaser a Notice of Claim (as defined below) setting forth a claim timely made under the Merger Agreement that has not been resolved by the Termination Date, then, upon receipt of written instructions signed by the Purchaser, the Escrow Agent shall hold and safeguard the Holdback Escrow Account (and any remaining Holdback Cash and Holdback Shares) until the claim has been resolved and all Holdback Cash and Holdback Shares have been released in accordance with this Agreement; provided, however, that the Escrow Agent shall not hold any portion of the Holdback Cash or Holdback Shares in respect of any such unresolved claim that is required to be disbursed pursuant to Section 3.

          2.7. Disposition of Holdback Shares. The Escrow Agent may not exchange any Holdback Cash or Holdback Shares held by it for cash or any other security; provided however, (i) Purchaser may redeem any of the Holdback Shares in accordance with the provisions of the Investor Rights Agreement attached as Exhibit B to the Merger Agreement, and (ii) upon receipt of joint written instruction from the Company and the record owner of the Holdback Shares in question, the Escrow Agent shall allow the conversion of the Holdback Shares into Sunset Common or the sale of any shares Sunset Common in accordance with the terms of the Merger Agreement, the Investor Rights Agreement, and applicable state and federal securities laws (after receipt of an opinion of counsel to Purchaser that such sale is permitted under such laws); provided that all shares of Sunset Common issued upon any such exchange and the net proceeds (after broker’s commissions) from the sale of any Sunset Common are deposited in the Holdback Escrow Account and held and/or distributed in accordance with the terms of this Agreement.

3. Release of Holdback Cash for Working Capital Adjustment.

          3.1. On the Closing Date, the Company shall deliver to Escrow Agent a copy of the calculation of the Estimated Working Capital Adjustment. On or before thirty (30) days after the Closing Date, Purchaser shall deliver to the Shareholder Representative and the Escrow Agent a balance sheet dated as of the Closing Date, prepared in accordance with GAAP consistently applied, along with a calculation of the Proposed Working Capital Adjustment which shall also specify the distribution of the Holdback Cash and Holdback Collateral to Purchaser and the Selling Parties that would result from such Proposed Working Capital Adjustment pursuant to the terms of the Merger Agreement. Within twenty (20) Business Days following the Shareholder Representative’s receipt of such Proposed Working Capital Adjustment, the Shareholder Representative may deliver to the Purchaser and the Escrow Agent a written response (a “Balance Sheet Dispute Notice”) in which the Shareholder Representative disputes the Proposed Working Capital Adjustment delivered by the Purchaser and the distribution of the Holdback Cash and the Holdback Collateral specified by Purchaser. If a Balance Sheet Dispute Notice is not delivered by the Shareholder Representative within such twenty (20) Business Day period, the Proposed Working Capital Adjustment shall be deemed the Final Working Capital Adjustment and the Escrow Agent shall, upon receipt of written instructions signed by the Purchaser and the Shareholder Representative, within five (5) Business Days following the expiration of such twenty (20) Business Day period, deliver to the Purchaser and the Shareholder Representative Holdback Cash and Holdback Collateral as described in the Proposed Working Capital Adjustment.

          3.2. If the Shareholder Representative delivers a Balance Sheet Dispute Notice in a timely manner, upon receipt of written instructions signed by the Shareholder Representative, the Escrow Agent shall not release any of the Holdback Cash or Holdback Collateral (other than pursuant to Section 4 of this Agreement) until the earlier of (i) receipt of joint instructions from the Purchaser and the Shareholder Representative (the “Working Capital Joint Instructions”) instructing the Escrow Agent to release the Holdback Cash and Holdback Collateral to Purchaser or the Shareholder Representative, as the case may be, in specified amounts or (ii) receipt by the Escrow Agent of the Closing Balance Sheet and Final Working Capital Adjustment submitted by the Independent Accountant retained by the parties which Closing Balance Sheet and Final Working Capital Adjustment may be relied upon by the Escrow Agent. The Purchaser and the Shareholder Representative shall provide the Escrow Agent with written notice of the identity of the Independent Accountant at the time such Independent Accountant is appointed pursuant to Section 1.9 of the Merger Agreement. Within five (5) Business Days of the receipt of the Working Capital Joint Instructions or the Closing Balance Sheet and Final Working Capital Adjustment from the Independent Accountant, upon receipt of written instructions signed by the Purchaser and the Shareholder Representative, the Escrow Agent shall deliver the Holdback Cash and the Holdback Collateral to the Purchaser and the Shareholder Representative in accordance with such instructions.

          3.3. Within five (5) Business Days of the receipt of the Final Working Capital Adjustment, to the extent that the Final Working Capital Adjustment differs from the Estimated Working Capital Adjustment (the difference being referred to as the “Post-Closing Adjustment”), the following distributions of Holdback Cash and Holdback Collateral shall occur:

                    (a) to the extent that the Post-Closing Adjustment is negative (e.g. the Working Capital reflected on the Closing Balance Sheet is less than the Working Capital reflected in the calculation of the Estimated Working Capital Adjustment), within five (5) Business Days following receipt of the Closing Balance Sheet and Final Working Capital Adjustment, the Escrow Agent shall, upon receipt of written instructions signed by the Purchaser and the Shareholder Representative, cause the following to be released to the Purchaser: (1) Additional Shares, if any were issued and delivered to Escrow Agent at Closing, having an aggregate face value (determined in a manner consistent with Section 1.8 of the Merger Agreement) equal to the amount of the Post-Closing Adjustment, with any remaining Additional Shares being released to the Selling Parties in accordance with the Distribution Percentages, (2) to the extent that the negative Post-Closing Adjustment is greater than the face value of any Additional Shares, Holdback Cash in an amount equal to the amount by which the Post-Closing Adjustment exceeds the face value of the Additional Shares, with all but $300,000 of any remaining Holdback Cash (after payment of the Post-Closing Adjustment) being released to the Selling Parties in accordance with the Distribution Percentages and (3) to the extent the Post-Closing Adjustment is greater than the face value of any Additional Shares plus the Holdback Cash, Holdback Shares having an aggregate face value (determined in a manner consistent with Section 1.8 of the Merger Agreement) equal to the amount by which the Post-Closing Adjustment exceeds the face value of any Additional Shares plus the Holdback Cash; or

                    (b) to the extent that the Post-Closing Adjustment is positive (e.g. the Working Capital reflected on the Closing Balance Sheet is greater than the Working Capital reflected in the calculation of the Estimated Working Capital Adjustment), within five (5) Business Days following receipt of the Final Working Capital Adjustment (1) the Escrow Agent shall cause Additional Shares, if any were issued and delivered to Escrow Agent at Closing, to be released to the Selling Parties in accordance with the Distribution Percentages, (2) the Escrow Agent shall cause all but $300,000 of the Holdback Cash to be released to the Selling Parties in accordance with the Distribution Percentages, and (3) the Purchaser shall issue and deliver to the Selling Parties additional Merger Shares (in accordance with the Distribution Percentages) as provided in Section 1.9 d. (ii) of the Merger Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Final Working Capital Adjustment, if positive, be greater than $1,000,000.

          3.4. All calculations required to be made pursuant to this Agreement shall be made by the Purchaser and/or the Shareholder Representative, as applicable, and not by the Escrow Agent, whose responsibility shall be limited to responding to written instructions as set forth herein with respect to specific amounts.

4. Release of Holdback Shares to Purchaser to Satisfy Claims for Damages.

          4.1. If Purchaser is of the opinion that any Purchaser Claim has occurred, Purchaser may, on or prior to the date that is the first Business Day following the one year anniversary of the Closing (the “Termination Date”), deliver a claim notice (a “Notice of Claim”) to the Shareholder Representative (with a copy to the Escrow Agent). Each Notice of Claim shall describe with reasonable specificity the nature and amount of such asserted Purchaser Claim and shall request a disbursement of Holdback Cash and Holdback Collateral from the Holdback Escrow Account having a fair market value (valued in accordance with Section 4.6 herein) equal to the amount of the Purchaser Claim (the “Claimed Amount”).

          4.2. Within thirty (30) days after the Shareholder Representative’s receipt of a Notice of Claim, the Shareholder Representative may deliver to the Purchaser (with a copy to the Escrow Agent) a written response (the “Response Notice”) in which the Shareholder Representative: (a) agrees that the Holdback Cash and the Holdback Collateral having a combined value (valued in accordance with Section 4.6 herein) equal to the full Claimed Amount may be released to the Purchaser; (b) agrees that Holdback Cash and Holdback Collateral having a combined value (valued in accordance with Section 4.6 herein) equal to part, but not all, of the Claimed Amount (the “Agreed Amount”) may be released from the Escrow Account to the Purchaser; or (c) indicates that no part of the Holdback Cash or the Holdback Collateral may be released to the Purchaser in respect of the Claimed Amount. Any part of the Claimed Amount that is not agreed to be released to the Purchaser in accordance with the preceding sentence pursuant to the Response Notice shall be the “Contested Amount.” If a Response Notice is not delivered to the Purchaser (with a copy to Escrow Agent) within such 30-day period, then the Shareholder Representative shall be conclusively deemed to have agreed that the full Claimed Amount may be released to the Purchaser from the Holdback Cash and Holdback Collateral in the Holdback Escrow Account.

          4.3. If the Shareholder Representative delivers a Response Notice agreeing that the full Claimed Amount may be released from the Holdback Cash and Holdback Collateral in the Holdback Escrow Account to the Purchaser, or if the Shareholder Representative does not deliver a Response Notice on a timely basis in accordance with Section 4.2, the Escrow Agent shall within five (5) Business Days following the receipt of such Response Notice (or, if the Escrow Agent has not received a Response Notice, within five Business Days following the expiration of the 30-day period referred to in Section 4.2), and upon receipt of written instructions signed by the Purchaser, deliver to the Purchaser out of the Holdback Escrow Account, Holdback Cash and Holdback Collateral having a combined value (valued in accordance with Section 4.6 herein) equal to the Claimed Amount.

          4.4. If the Shareholder Representative delivers a Response Notice indicating that an Agreed Amount may be released from the Escrow Account to the Purchaser, the Escrow Agent shall, within five Business Days following the receipt of such Response Notice, deliver to the Purchaser Holdback Cash and Holdback Collateral having a combined value (valued in accordance with Section 4.6 herein) in an amount equal to the applicable Agreed Amount. Such delivery shall not be deemed to be made in full satisfaction of the Purchaser Claim described in such Notice of Claim, but shall count toward the satisfaction of the Purchaser Claim described in such Notice of Claim.

          4.5. If the Shareholder Representative delivers a Response Notice indicating that there is a Contested Amount, the Escrow Agent shall hold Holdback Cash and Holdback Collateral having an aggregate fair market value (valued in accordance with Section 4.6 herein) equal to the Contested Amount until the earlier of receipt by the Escrow Agent of (i) joint instructions from Purchaser and the Shareholder Representative (the “Escrow Joint Instructions”) instructing the Escrow Agent to release Holdback Cash and Holdback Collateral to the Selling Parties and/or the Purchaser in satisfaction of the Purchaser Claim asserted in the Notice of Claim and specifying the amount of Holdback Cash and Holdback Collateral to be released to the Selling Parties and the amount and number to be released to Purchaser in satisfaction of the Purchaser Claim, or (ii) receipt by Escrow Agent of a final, non-appealable award of any court or arbitrator having jurisdiction over the matter specifying the amount of Holdback Cash and Holdback Collateral to be released to Purchaser in satisfaction of the Purchaser Claim specified in the Notice of Claim or specifying that Purchaser has no right to such Holdback Cash and Holdback Collateral (a “Final Award”). Upon the Escrow Agent’s receipt of the Escrow Joint Instructions or the Final Award, the Escrow Agent shall disburse the Holdback Cash and Holdback Collateral, or a portion thereof, under the terms of the Escrow Joint Instructions or Final Award.

          4.6. For the purposes of this Agreement, the cash and securities held by Escrow Agent in the Holdback Escrow Account shall be valued as follows: (i) all Holdback Shares held by the Escrow Agent in the Holdback Escrow Account shall be valued at $1,200,000 in the aggregate at the time of deposit with the Escrow Agent; (ii) all shares of Sunset Common issued upon the conversion of Holdback Shares shall be valued at the face value of the Holdback Shares so converted; and (iii) all cash (including interest earned thereon) received upon the sale of any Sunset Common or as a result of the payment of any dividends by Purchaser on any Holdback Shares in the Holdback Escrow Account shall be valued at its face amount.

          4.7. Any release of Holdback Cash and Holdback Shares in satisfaction of any Purchaser Claim shall be made proportionately to the amount of Holdback Cash and Holdback Shares then in the Holdback Escrow Account (e.g. solely by way of example, if there was $300,000 of Holdback Cash and $1,200,000 of Holdback Shares, 20% of the Purchaser Claim would be paid in Holdback Cash and 80% of the Purchaser Claim would be paid in Holdback Shares); provided, however, any Purchaser Claim resulting from Dissenter Claims shall be paid first out of any Holdback Cash. To the extent that any of the Holdback Cash or Holdback Collateral is required to be retained in the Holdback Escrow Account subsequent to the Release Date, the retained amount shall be made proportionately to the amount of Holdback Cash and Holdback Shares then in the Holdback Escrow Account.

          4.8. Notwithstanding anything herein to the contrary, if the Escrow Agent is required pursuant to this Agreement to release Holdback Shares in denominations other than in denominations represented by the certifcate(s) held by the Escrow Agent, the Escrow Agent shall deliver the certificate(s) representing the Holdback Shares to the Purchaser’s transfer agent in exchange for certificates representing (a) such number of shares as it is required to release and (b) such number of shares as it is required to hold as Holdback Shares after such release.

5. Release of Holdback Escrow Account.

          5.1. On the second Business Day following the twelve (12) month anniversary of the Closing Date (the “Release Date”), the Escrow Agent shall automatically, upon written request by the Shareholder Representative and with no written notice from the Purchaser, distribute or cause to be distributed to the Shareholder Representative, for the benefit of the Selling Parties, all of the Holdback Cash and Holdback Collateral remaining in the Holdback Escrow Account; provided, however, that if prior to the Release Date, Purchaser has timely given a Notice of Claim containing a claim which has not been resolved prior to the Termination Date in accordance with the Merger Agreement and the procedures in Section 4 of this Agreement, Escrow Agent shall retain in the Holdback Escrow Account after the Release Date Holdback Cash and Holdback Collateral collectively having a value (valued in accordance with Section 4.6 above) equal to the amount necessary to satisfy any unsatisfied claims specified in any Notice of Claim theretofore delivered to the Escrow Agent prior to the Release Date, which Holdback Cash and Holdback Collateral shall remain in the Holdback Escrow Account until such claims have been resolved. Any Holdback Cash and Holdback Collateral so retained shall be retained from the respective Selling Parties in amounts determined on a pro rata basis based on their respective Distribution Percentages.

          5.2. The Escrow Agent shall automatically, upon written request by the Shareholder Representative and with no written notice from Purchaser, distribute to the Shareholder Representative, for the benefit of the Selling Parties, all of the Holdback Collateral on the Release Date, less any amount of Holdback Collateral required to be retained pursuant to Section 6.1.

          5.3. The Escrow Agent shall provide a written account to Purchaser and the Shareholder Representative at the end of each calendar quarter (beginning with the quarter ended December 31, 2005) prior to the Termination Date (and thereafter to the extent any amounts remain in the Holdback Escrow Account pursuant to this Agreement) listing any transactions with respect to the Holdback Escrow Account during the immediately preceding quarter.

6. Fees and Expenses.

          6.1. The Escrow Agent shall be entitled to receive from time to time fees in accordance with Exhibit A. In accordance with Exhibit A, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. Any fees and expenses shall be paid out of the Holdback Cash, as may be directed by the Escrow Agent from time to time consistent with Exhibit A.

7. Limitation of Escrow Agent’s Liability.

          7.1. Anything contained herein to the contrary notwithstanding, the Escrow Agent undertakes to perform such duties as are specifically set forth in written instructions delivered pursuant to this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own gross negligence or willful misconduct. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

          7.2. Purchaser, the Company, the Shareholder Representative and the Selling Parties (through the Shareholder Representative, acting on behalf of the Selling Parties) hereby agree to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent carrying out its duties hereunder; provided, however, that promptly after the receipt by the Escrow Agent of notice of any claim or commencement of any suit, action or proceeding, the Escrow Agent shall, if a claim of indemnification in respect thereof is to be made against any of the other parties hereto or beneficiaries hereof, notify such other parties (or, in the case of the Selling Parties, the Shareholders’ Representative); and provided, further, that the indemnifying party or parties shall be entitled, upon the consent of the Escrow Agent, which consent shall not be withheld for any reason other than the reasonable belief by the Escrow Agent that such indemnifying party does not have sufficient assets to defend such claim, jointly or severally and at their own expense, to participate in or assume the defense of any such action, suit or proceeding. This right of indemnification, compensation and reimbursement shall survive the termination of this Agreement, and the resignation of the Escrow Agent.

8. Termination. This Agreement shall terminate on the Release Date or, if earlier, upon the release by the Escrow Agent of the entire amount of the Holdback Cash and Holdback Collateral in accordance with this Agreement; provided, however, that if the Escrow Agent has received from the Shareholder Representative a Balance Sheet Dispute Notice, or from Purchaser a Notice of Claim, in any case setting forth a claim that has not been resolved by the Release Date, and such Balance Sheet Dispute Notice or Notice of Claim was timely given and was received by Escrow Agent prior to the Termination Date, then this Agreement shall continue in full force and effect until the claim has been resolved by either joint agreement or court order and all amounts in the Holdback Escrow Account released in accordance with this Agreement.

9. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than thirty (30) days after it is given to all parties hereto. In such event, the Shareholder Representative and Purchaser may appoint a successor escrow agent. If the Shareholder Representative and Purchaser fail to appoint a successor escrow agent within fifteen (15) days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor escrow agent. The successor escrow agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor escrow agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with joint written instructions from the Shareholder Representative and Purchaser as to the transfer of the Holdback Escrow Account to a successor escrow agent.

10. Shareholder Representative. As provided in the Merger Agreement, the Selling Parties shall be deemed to have approved the appointment of IBF Fund Liquidating LLC as the Shareholder Representative, to give and receive notices and communications, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims of Purchaser hereunder, and to take all actions necessary or appropriate in the reasonable judgment of the Shareholder Representative for the accomplishment of the foregoing.

11. Holdback Cash; Purchaser. With respect to the release of any amount of Holdback Cash payable to Purchaser pursuant to the terms and conditions of this Agreement, Purchaser hereby instructs the Escrow Agent, and Escrow Agent agrees, to release such Holdback Cash to CapitalSource Finance LLC via wire transfer at the following account:

Bank:	Bank of America, NY
ABA:	026009593
Account:	003930250176
Account Name:	CapitalSource Finance LLC
Ref:	Sunset Brands

12. Miscellaneous.

          12.1. Attorneys’ Fees. In any action at law or suit in equity to enforce or interpret this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

          12.2. Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or (b) two (2) business days after sent by registered mail, or (c) one (1) business day after sent by courier or express delivery service, or (d) upon electronic confirmation of receipt after sent by facsimile, to the address or facsimile telephone number set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Purchaser:	Sunset Brands, Inc.
10990 Wilshire Boulevard
Suite 1220
Los Angeles, California 90024
Attention: Chief Executive Officer
Fax: (310) 478–4601

With a copy to:	Hodgson Russ LLP
60 East 42nd Street, 37th Floor
New York, NY 10165
Attention: Jeffrey A. Rinde
Telephone: (212) 661-3535
Facsimile: (212) 972-1677

If to the Shareholder
Representative:
IBF Fund Liquidating LLC
c/o Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Arthur J. Steinberg, Manager
Fax: (212) 836-8564

With a copy to:	Kaye Scholer LLP
425 Park Avenue
New York, NY 10022
Attention: Emanuel S. Cherney, Esq.
Fax: (212) 836-7152

If to the Company:	U.S. Mills, Inc.
200 Reservoir Street
Needham, MA 02494-3146
Attention: President
Fax: (781) 444-3411

If to Escrow Agent:	Continental Stock Transfer and Trust Company
17 Battery Place

New York, NY 10004
Attention: Compliance Department
Telephone: (212) 509-4000
Telecopier: (212) 616-7616

The Escrow Agent may assume that any Notice of Claim, Response Notice or other notice of any kind required to be delivered to the Escrow Agent and any other Person has been received by such other Person on the date it has been received by the Escrow Agent, but the Escrow Agent need not inquire into or verify such receipt.

          12.3. Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

          12.4. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

          12.5. Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of New York that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any Action arising out of this Agreement, any related document or certificate or any transaction contemplated hereby or thereby. Each of the parties hereto agrees to commence any Action relating hereto either in the United States District Court for the Southern District of New York or if such Action may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 12.2 shall be effective service of process for any Action in New York with respect to any matters to which it has submitted to jurisdiction in this Section 12.5. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement, or any transaction contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

          12.6. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors, assigns, heirs and legatees, if any.

          12.7. Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          12.8. Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto; provided, however, that any amendment executed and delivered by the Shareholder Representative shall be deemed to have been approved by and duly executed and delivered by all of the Selling Parties. Furthermore, Section 11 of this Agreement shall not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by CapitalSource Finance LLC.

          12.9. Severability. In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

          12.10. Parties in Interest. Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

          12.11. Entire Agreement. This Agreement, the Merger Agreement and the other agreements referred to herein and therein set forth the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

          12.12. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action arising out of or related to this Agreement or the transactions contemplated hereby.

          12.13. Cooperation. Each of the parties hereto agrees to cooperate fully with the other parties to this Agreement and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties hereto in order to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

          12.14. Construction.

                    (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

                    (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                    (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

                    (d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

“Purchaser”

SUNSET BRANDS, INC., a Nevada corporation

By	/s/ Todd Sanders

Name: Todd Sanders
Title: President & CEO

“Company”

U.S. MILLS, INC., a Delaware corporation

By	/s/ Todd Sanders

Name: Todd Sanders
Title: CEO

By	/s/ Charles Verde

Name: Charles Verde
Title: President

“Shareholder Representative”

IBF FUND LIQUIDATING LLC

By:	/s/ Arthur J. Steinberg

Arthur J. Steinberg, Manager

“Escrow Agent”

CONTINENTAL STOCK TRANSFER AND TRUST COMPANY

By	/s/ R. Bernhammer

Name: R. Bernhammer
Title: Vice President